Exhibit 99.1

NEWS RELEASE

7007 Pinemont Drive

Houston, TX 77040 USA

Contact: W. Richard Wheeler

President and CEO

TEL: 713.986.4444

FAX: 713.986.4445

FOR IMMEDIATE RELEASE

GEOSPACE TECHNOLOGIES REPORTS FISCAL YEAR 2014 RESULTS

Houston, Texas – November 20, 2014 – Geospace Technologies (NASDAQ: GEOS) today announced net income of $36.9 million, or $2.81 per diluted share, on revenues of $236.9 million for its fiscal year ended September 30, 2014. This compares with a net income of $69.6 million, or $5.38 per diluted share, on revenues of $300.6 million for the prior year.

For the fourth quarter ended September 30, 2014, the company recorded revenues of $26.3 million and a net loss of $1.8 million, or $0.14 per diluted share. For the comparable period last year, the company recorded revenues of $68.3 million and net income of $13.7 million, or $1.05 per diluted share.

Walter R. (“Rick”) Wheeler, Geospace Technologies’ President and CEO said, “Fiscal year 2014 has seen significant extremes in our quarterly financial results. In our first fiscal quarter, revenues and net income reached the highest levels in our company’s history, while in our fourth quarter these numbers approached record lows. This is hard evidence of the lumpiness that, as we continually point out, our business experiences. But through it all, we are pleased to have increased shareholder equity by 13.9% at the end of fiscal year 2014. In our fourth quarter, revenues and net income were down by $42.0 million or 62%, and $15.5 million or 113%, respectively, from last year’s fourth quarter. The reduction in revenue was a direct consequence of the completion of the Statoil order back in April, whereby we recognized $38.1 million of revenues in last year’s fourth quarter. In addition, the current year fourth quarter reflected lower product demand across all of our seismic and non-seismic product segments compared to last year’s fourth quarter.”

“Fourth quarter revenues for our traditional and wireless seismic products were down by $2.3 million or 21%, and $0.5 million or 5%, respectively from last year. Demand for product sales has fallen in direct association with reduced capital spending by our customers due to diminished seismic exploration activities across most sectors of the industry. To the extent that oil and gas companies continue to reduce exploration spending to find new energy, we expect the demand for these products to remain soft. We anticipate that during this time, we will continue to see our overall traditional and wireless product revenues decrease, and we anticipate some shifting of revenues from sales to rentals. Despite market softness, we believe our wireless products represent the best and most cost efficient alternatives for seismic industry contractors in lieu of legacy cabled equipment, which enhances our position in future sales and rental opportunities. We sold 86,000 channels of our GSX land wireless products during fiscal year 2014 and we had 134,000 channels in our worldwide rental fleet.”

“Despite the softness experienced by the seismic industry, the ocean-bottom seismic market remains active. We are seeing growing customer interest, quote inquiries, and rental contracts for use of our cableless OBX ocean bottom systems. We recently announced an agreement with a major international seismic contractor to rent 4,000 stations of our cableless OBX ocean bottom nodal system for 180 days. We expect to deliver this OBX system to the customer in our second quarter of fiscal year 2015. In a related matter that we have previously reported on, Seafloor Geophysical Solutions continues to move forward in their effort to secure capital funding, although slowly. We understand that SGS received a small amount of working capital funding from a potential investor which has extended the timing of their efforts to secure the long-term financing needed to proceed with their business plans, which currently includes the purchase of our deep-water OBX system. We cautiously interpret this as a positive indicator in their pursuit toward a successful outcome and we understand that this funding helps SGS operate through the end of calendar year 2014, although we must point out that we have no specific knowledge about when or if a successful completion might occur.”

“Fourth quarter revenues from our reservoir products declined by $38.7 million or 91% from last year. As mentioned above, almost the entire decrease in revenues for the fourth quarter resulted from the completion of the manufacturing portion of Statoil’s permanent reservoir monitoring (PRM) system back in April 2014. We are very satisfied and proud of the work which our employees achieved during this contract, finishing the project in record time and with quality workmanship. We are confident that Statoil is pleased with system’s data quality and the work we performed, and we expect a positive on-going relationship between our companies. While we currently have no PRM contracts in hand at this time, we remain optimistic that our PRM products will contribute significantly to our results of operations in the future. We are aware of a number of operators around the world who are considering PRM systems for their fields and we believe we are the world leader in the design and construction of such systems.”

“Sales of our non-seismic products decreased $0.5 million or 8% from last year’s fourth quarter primarily resulting from a decline in offshore cable shipments. During the Statoil contract, we were unable to accept certain orders for offshore cable products due to a lack of ample manufacturing capacity. We are aggressively pursuing new orders and new customers for our offshore cable products.”

“The architectural plans for the construction of a new building at our Pinemont facilities are now in the hands of local officials for approval and permitting. It is estimated that the conclusion of this process should occur sometime before mid-December. This further pushes back any significant effort towards the construction of the new facilities to the second quarter of fiscal year 2015, at the earliest. However, our remodeling of a smaller building on the property was fully completed on schedule, and we successfully moved all operations from a previously rented satellite facility into this building. Present circumstances indicate that much of the seismic exploration industry is in the midst of curtailed activities that are typical of the cyclical lows the industry has seen before. However, we maintain that future opportunities for us to provide permanent reservoir monitoring systems and other innovative products to the industry are primary drivers in a long-term strategy that calls for us to enhance and expand our facilities and capacity.”

While we are clearly in a period of pressure on our operations, our balance sheet is very strong and we believe we are in a good position to work through the correction in oil and gas exploration and production activities.

Conference Call Information

Geospace Technologies will host a conference call to review its fiscal year 2014 full year financial results on November 21, 2014, at 10:00 a.m. Eastern Time (9:00 a.m. Central). Participants can access the call at (866) 952-1906 (US) or (785) 424-1825 (International). Please reference the conference ID: GEOSQ414 prior to the start of the conference call. A replay will be available for approximately 60 days and may be accessed through the Investor tab of our website at www.geospace.com.

About Geospace Technologies

Geospace Technologies Corporation designs and manufactures instruments and equipment used by the oil and gas industry to acquire seismic data in order to locate, characterize and monitor hydrocarbon producing reservoirs. The company also designs and manufactures non-seismic products, including industrial products, offshore cables, thermal printing equipment and film.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included herein including statements regarding potential future products and markets, our potential future revenues, future financial position, business strategy, future expectations and estimates and other plans and objectives for future operations, are forward-looking statements. We believe our forward-looking statements are reasonable. However, they are based on certain assumptions about our industry and our business that may in the future prove to be inaccurate. Important factors that could cause actual results to differ materially from our expectations include the level of seismic exploration worldwide, which is influenced primarily by prevailing prices for oil and gas, the extent to which our new products are accepted in the market, the availability of competitive products that may be more technologically advanced or otherwise preferable to our products, tensions in the Middle East and other factors disclosed under the heading “Risk Factors” and elsewhere in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are on file with the Securities and Exchange Commission. Further, all written and verbal forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by such factors. We assume no obligation to revise or update any forward-looking statement, whether written or oral, that we may make from time to time, whether as a result of new information, future developments or otherwise.

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	Three Months Ended		Year Ended
	September 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
	(unaudited)	(unaudited)	(unaudited)
Revenues:
Products	$19,414	$65,714	$209,581	$287,233
Rental equipment	6,871	2,574	27,331	13,374

Total revenues	26,285	68,288	236,912	300,607
Cost of sales:
Products	14,956	36,518	125,497	152,659
Rental equipment	5,240	1,990	14,956	8,187

Total cost of sales	20,196	38,508	140,453	160,846

Gross profit	6,089	29,780	96,459	139,761
Operating expenses:
Selling, general and administrative	5,799	6,511	25,291	23,383
Research and development	3,397	4,234	16,536	14,694
Bad debt expense (recovery)	175	(97)	833	457

Total operating expenses	9,371	10,648	42,660	38,534

Income (loss) from operations	(3,282)	19,132	53,799	101,227

Other income (expense):
Interest expense	(93)	(68)	(471)	(260)
Interest income	55	185	123	880
Foreign exchange gains (losses)	50	195	182	(708)
Other, net	(2)	(38)	(90)	(46)

Total other income (expense), net	10	274	(256)	(134)

Income before income taxes	(3,272)	19,406	53,543	101,093
Income tax expense (benefit)	(1,439)	5,722	16,632	31,536

Net income (loss)	$(1,833)	$13,684	$36,911	$69,557

Basic earnings (loss) per share	$(0.14)	$1.06	$2.82	$5.40

Diluted earnings (loss) per share	$(0.14)	$1.05	$2.81	$5.38

Weighted average shares outstanding—Basic	12,954,373	12,924,043	12,950,958	12,886,372

Weighted average shares outstanding—Diluted	12,954,373	12,977,436	12,997,009	12,938,661

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30, 2014	September 30, 2013
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$33,357	$2,726
Short-term investments	19,861	—
Trade accounts receivable, net of allowance of $1,125 and $376	24,602	49,756
Notes receivable, net	3,786	5,290
Inventories, net	145,890	149,548
Costs and estimated earnings in excess of billings	—	12,400
Deferred income tax assets	7,244	7,056
Prepaid expenses and other current assets	9,268	6,327

Total current assets	244,008	233,103
Rental equipment, net	53,873	36,908
Property, plant and equipment, net	49,205	48,480
Goodwill	1,843	1,843
Non-current deferred income tax assets	75	594
Non-current notes receivable	28	—
Prepaid income taxes	5,848	6,201
Other assets	106	96

Total assets	$354,986	$327,225

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable trade	$4,964	$16,737
Accrued expenses and other current liabilities	14,590	16,638
Deferred revenue	3,752	1,093
Deferred income tax liabilities	23	12
Income taxes payable	22	159

Total current liabilities	23,351	34,639
Long-term debt	—	931
Non-current deferred income tax liabilities	2,377	2,597

Total liabilities	25,728	38,167

Commitments and contingencies
Stockholders’ equity:
Preferred stock, 1,000 shares authorized, no shares issued and Outstanding	—	—
Common stock, $.01 par value, 20,000,000 shares authorized, 13,147,416 and 12,942,066 shares issued and outstanding	131	129
Additional paid-in capital	70,704	65,985
Retained earnings	260,919	224,008
Accumulated other comprehensive loss	(2,496)	(1,064)

Total stockholders’ equity	329,258	289,058

Total liabilities and stockholders’ equity	$354,986	$327,225

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

SUMMARY OF SEGMENT REVENUES

(in thousands)

(unaudited)

	Three Months Ended		Year Ended
	September 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
Seismic segment:
Traditional exploration products	$8,729	$11,054	$52,001	$49,781
Wireless exploration products	8,303	8,771	78,636	87,316
Reservoir products	3,607	42,272	84,309	138,103

	20,639	62,097	214,946	275,200
Non-Seismic segment	5,504	5,984	21,420	24,578
Corporate	142	207	546	829

Total revenues	$26,285	$68,288	$236,912	$300,607